As filed with the Securities and Exchange Commission on March 8, 2018

Registration No. 333-215837

Registration No. 333-215838

Registration No. 333-215839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-215837

FORM S-8 REGISTRATION STATEMENT NO. 333-215838

FORM S-8 REGISTRATION STATEMENT NO. 333-215839

UNDER THE SECURITIES ACT OF 1933

BIOVERATIV INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3461310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Second Avenue, Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

BIOVERATIV INC. 2017 OMNIBUS EQUITY PLAN

BIOVERATIV INC. 2017 EMPLOYEE STOCK PURCHASE PLAN

BIOVERATIV INC. 2017 NON-EMPLOYEE DIRECTORS EQUITY PLAN

(Full titles of the plans)

John G. Cox

Chief Executive Officer

Bioverativ Inc.

225 Second Avenue

Waltham, Massachusetts 02451

(781) 663-1730

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello

Sachin Kohli

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

DEREGISTRATION OF SHARES

Bioverativ Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister the shares of common stock, par value $0.001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•                  Registration Statement No. 333-215837, relating to the registration of 8,000,000 Shares under the Bioverativ Inc. 2017 Omnibus Equity Plan, filed with the Commission on January 31, 2017;

•                  Registration Statement No. 333-215838, relating to the registration of 1,625,000 Shares under the Bioverativ Inc. 2017 Employee Stock Purchase Plan, filed with the Commission on January 31, 2017; and

•                  Registration Statement No. 333-215839, relating to the registration of 2,250,000 Shares under the Bioverativ Inc. 2017 Non-Employee Directors Equity Plan, filed with the Commission on January 31, 2017.

On March 8, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 21, 2018, by and among the Registrant, Sanofi, a French société anonyme (“Sanofi”), and Blink Acquisition Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Sanofi (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect, wholly-owned subsidiary of Sanofi.

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements and hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Registrant registered but remaining unsold or unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts, on March 8, 2018.

BIOVERATIV INC.

By:	/s/ John G. Cox
Name: John G. Cox
Title: Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.